Charges to the Variable Account Amendment

Minnesota Life Insurance Company

[Annuity Services • A1-9999] • [400 Robert Street North, St. Paul, MN 55101-2098]

[1-800-362-3141] • [Fax 651-665-7942] • [securian.com]

Owner: [John Doe]	Effective Date: [November 1, 2022]

[Joint Owner: [Jane Doe]]

Your contract has been amended. This amendment is attached to and made part of this contract as of the Effective Date listed above. Terms not defined in this amendment have the meaning given to them in the contract to which this amendment is attached. To the extent any of the provisions contained in this amendment are contrary to or inconsistent with those of the contract, the provisions of this amendment will control.

Definitions

Net Purchase Payments

Cumulative Purchase Payments minus cumulative withdrawals.

Charges to the Variable Account

The Charges to the Variable Account section on page 1 of the attached contract is hereby amended in its entirety as follows:

A daily Administrative Charge and Mortality and Expense Risk Charge are deducted from any portion of the Contract Value allocated to the Variable Account. Prior to Annuity Commencement, the applicable Mortality and Expense Risk Charge percentage is determined based on the value of Net Purchase Payments. Net Purchase Payments are initially calculated at contract issue and are then recalculated quarterly on the last business day of each calendar quarter. If the recalculation of Net Purchase Payments results in an increase or decrease of the applicable Mortality and Expense Risk Charge percentage, the percentage will be applied beginning the next calendar quarter. The deductions are the daily equivalent of the applicable annual percentages shown below:

Administrative Charge:	[0.15	%]
Mortality and Expense Risk Charge prior to Annuity Commencement:
Contracts with Net Purchase Payments less than $1,000,000:	[0.75	%]
Contracts with Net Purchase Payments greater than or equal to $1,000,000:	[0.65	%]
Mortality and Expense Risk Charge after Annuity Commencement:	[1.20	%]

[A123456]
ICC22-70708	Minnesota Life